Exhibit 5.1
TroyGould PC
1801 Century Park East, 16th Floor
Los Angeles, California 90067
September 28, 2011

Galena Biopharma, Inc.
310 North State Street, Suite 208
Lake Oswego, Oregon 97034

Re:	Registration Statement on Form S-3 (Registration No. 333-167025)
Ladies and Gentlemen:
     This opinion letter is furnished to you in connection with the above-referenced registration statement (the “Registration Statement”), the base prospectus dated May 21, 2010 (the “Base Prospectus”) and the prospectus supplement dated September 28, 2011 (jointly, with the Base Prospectus, the “Prospectus”). The Prospectus relates to the offering by Galena Biopharma, Inc. (the “Company”) of 700,000 shares of the Company’s common stock, par value $0.0001 per share. The Shares are covered by the Registration Statement. We understand that the Shares are to be offered and sold in the manner described in the Prospectus and the Amended and Restated Investor Subscription Agreement dated as of September 26, 2011 (the “Subscription Agreement”) among the Company and the purchasers of the Shares.
     We have acted as counsel for the Company in connection with the offer and sale of the Shares. For purposes of this opinion letter, we have examined and relied upon the Registration Statement, the Prospectus, the Subscription Agreement and such other documents, records, certificates and other instruments as we have deemed necessary or appropriate.
     The opinion expressed below is limited to the Delaware General Corporation Law, including the applicable provisions of the Delaware Constitution, and the reported judicial decision interpreting those laws.
     Based upon and subject to the foregoing, we are of the opinion that the Shares, when sold and paid for as described in the Prospectus and the Subscription Agreement, will be duly authorized, validly issued, fully paid and non-assessable.
     We hereby consent to your filing this opinion as an exhibit to a Current Report on Form 8-K to be incorporated by reference in the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus. Our consent shall not be deemed an admission that we are experts whose consent is required under Section 7 of the Securities Act of

Galena Biopharma, Inc.
September 28, 2011

1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.
     This opinion may be used only in connection with the offer and sale of the Shares while the Registration Statement remains effective.

Very truly yours, /s/ TROYGOULD PC TROYGOULD PC

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